Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101		Steven Brazones Investor Relations Contact 651-236-5158

NEWS	For Immediate Release	March 31, 2009

H.B. Fuller Reports First Quarter 2009 Results

Adjusted Earnings Per Share 14 Cents In Q1

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for the first quarter that ended February 28, 2009.

First Quarter 2009 Highlights Include:

•	Price actions implemented last year were sustained; average selling price was up 5.7 percent year-over-year in the first quarter.

•	Gross margin expanded by 200 basis points sequentially to 26.9 percent due to pricing discipline, improved mix, and the initial benefits of lower raw material costs.

•	SG&A expenses declined on an absolute basis compared to the year-ago period and sequentially.

•	Balance sheet remains strong with prudent leverage and ample liquidity.

•	The acquisition of Nordic Adhesives in Europe will enhance the Company’s differentiated product offering in the flexible packaging market.

First Quarter 2009 Results:

Net income for the first quarter of 2009 was $6.1 million, or $0.13 per diluted share, versus $18.2 million, or $0.32 per diluted share, in last year’s first quarter. The 2009 first quarter results included a non-cash “true-up” for the estimated goodwill impairment charge taken in the fourth quarter of 2008 associated with the Specialty Construction Brands business component. On a pre-tax basis, this non-cash charge totaled $0.8 million in the first quarter. On an after-tax basis, the 2009 first quarter impairment charge was $0.5 million, or $0.01 per diluted share. Excluding this non-cash impairment charge, the adjusted first quarter 2009 net income was $6.6 million, or $0.14 per diluted share.

Net revenue for the first quarter of 2009 was $278.6 million, down 13.7 percent versus the first quarter of 2008. Higher average selling prices and the 2008 acquisition in Egypt positively impacted net revenue growth by 5.7 and 0.4 percentage points, respectively. Lower volume and unfavorable foreign currency translation adversely impacted net revenue growth by 14.7 and 5.1 percentage points, respectively.

The year-over-year decline in first quarter 2009 net income per share was primarily the result of the sharp contraction in global demand associated with the financial market disruption in late 2008. In addition, gross margin was lower in the first quarter of 2009 reflecting the residual negative impact of raw material cost increases that accelerated through 2008. SG&A expenses were 4 percent lower in the first quarter of 2009 relative to the prior year.

On a sequential basis, raw material costs declined and pricing held steady, leading to a 200 basis point recovery in gross margin. However, volume declined significantly versus the fourth quarter, driven primarily by the current economic conditions, and to a lesser extent by seasonality. SG&A expenses were $62.6 million in the first quarter, about 1 percent lower than the fourth quarter of 2008, reflecting the company’s continued focus on expense management. Overall, the volume deterioration outweighed the benefit from a higher gross margin, resulting in lower net income from the prior quarter.

“All factors considered, we had a respectable first quarter of 2009. While volume was down 15 percent from last year, this result was expected given the difficult end market conditions. On the positive side, raw material costs are coming down, partially restoring our gross margin to an appropriate level. Also, we managed SG&A expenses carefully while at the same time investing in key strategic initiatives – for example, an enhanced, revitalized organization has improved our customer focus and has already brought results with new business landed,” said Michele Volpi, H.B. Fuller president and chief executive officer. “From a seasonal perspective the first quarter, which runs from December through February, is always the most difficult. This year’s first quarter was especially challenging as many of our customers reduced inventory, protracted their year-end shutdowns, and initiated short-time work weeks. We are pleased that we managed through this challenging period while at the same time partially restoring gross profit margins and investing according to our strategic plan.“

Balance Sheet and Cash Flow:

At the end of the first quarter of 2009 total cash was $70.3 million and total debt was $241.8 million, compared to fourth quarter levels of $80.4 million and $240.1 million, respectively. Cash flow from operations was $2.2 million in the first quarter compared to negative $15.3 million in the first quarter of 2008. The nearly $18 million dollar improvement in cash flow from operations was primarily due to a significant improvement in cash generation from working capital related items, offset somewhat by a decline in net income.

Fiscal Year 2009 Expectations:

“We have not issued earnings per share guidance for 2009. However, with one quarter behind us we are able to provide a broad indication of how we see the remainder of this year progressing. We are encouraged by our initial efforts in reducing raw material costs and maintaining pricing discipline and believe this combination should lead to a slightly higher gross margin in the second quarter compared to the first quarter,” commented Volpi. “Regarding revenue development, we expect the challenging end-market conditions to continue for quite some time, but we do anticipate a slight improvement in the second half of the year. As a result, we are planning for net revenue to be down about 10 to 12 percent for the full year 2009 compared to last year."

“These are very challenging times and this environment has negatively impacted our financial results, but we remain focused and committed to executing for the long-term benefit of our shareholders, customers, and employees,” continued CEO Michele Volpi. “We are financially strong and we continue to maintain a strong liquidity position. Our prudent capital structure allows us to invest at this time to capture all opportunities and position ourselves for growth.”

Conference Call:

The Company will host an investor conference call to discuss first quarter 2009 results on Wednesday, April 1, 2009 at 9:30 a.m. central time (10:30 a.m. eastern time). The conference call audio and accompanying presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company’s website.

Regulation G:

The information presented in this earnings release regarding financial items adjusted for impairments and earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2008 net revenue of $1.4 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company's ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company's relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company's SEC 10-K filing of January 28, 2009. All forward-looking information represents management's best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management's best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended February 28, 2009	13 Weeks Ended March 1, 2008
Net revenue	$278,563	$322,648
Cost of sales	(203,564)	(231,131)

Gross profit	74,999	91,517

Selling, general and administrative expenses	(62,606)	(64,997)
Goodwill and other impairment charges	(790)	—
Other income (expense), net	(1,052)	1,269
Interest expense	(2,398)	(2,928)

Income before income taxes, minority interests and income from equity investments	8,153	24,861

Income taxes	(3,008)	(7,210)

Minority interests in loss of subsidiaries	10	83

Income from equity investments	961	479

Net Income	$6,116	$18,213

Basic income per common share	$0.13	$0.32

Diluted income per common share	$0.13	$0.32

Weighted-average common shares outstanding:
Basic	48,288	56,682
Diluted	48,924	57,492

Dividends declared per common share	$0.06600	$0.06450

Selected Balance Sheet Information (subject to change prior to filing of the Company's Quarterly Report on Form 10-Q)

	February 28, 2009	November 29, 2008	March 1, 2008
Cash & cash equivalents	$70,293	$80,370	$195,476
Inventory	139,504	143,158	153,256
Trade accounts receivable, net	180,273	205,716	203,622
Trade accounts payable	95,306	132,937	131,020
Total assets	1,036,235	1,081,328	1,329,313
Total debt	241,837	240,134	214,822

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

Common Size Income Statement

	13 Weeks Ended February 28, 2009	13 Weeks Ended March 1, 2008
Net revenue	100.0%	100.0%
Cost of sales	(73.1)%	(71.6)%

Gross profit	26.9%	28.4%

Selling, general and administrative expenses	(22.5)%	(20.1)%
Goodwill and other impairment charges	(0.3)%	0.0%
Other income (expense), net	(0.4)%	0.4%
Interest expense	(0.9)%	(0.9)%

Income before income taxes, minority interests and income from equity investments	2.9%	7.7%

Income taxes	(1.1)%	(2.2)%

Minority interests in loss of subsidiaries	0.0%	0.0%

Income from equity investments	0.3%	0.1%

Net Income	2.2%	5.6%

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	13 Weeks Ended February 28, 2009	13 Weeks Ended March 1, 2008
Net Revenue:
North America	$119,173	$134,272
EMEA	78,909	102,482
Latin America	55,343	56,959
Asia Pacific	25,138	28,935

Total H.B. Fuller	$278,563	$322,648

Operating Income[1]:
North America	$9,772	$13,907
EMEA	1,884	9,202
Latin America	864	1,742
Asia Pacific	(127)	1,669

Total H.B. Fuller	$12,393	$26,520

Depreciation Expense:
North America	$4,088	$4,268
EMEA	2,455	2,563
Latin America	1,192	1,200
Asia Pacific	525	601

Total H.B. Fuller	$8,260	$8,632

Amortization Expense:
North America	$2,239	$2,396
EMEA	550	524
Latin America	100	92
Asia Pacific	55	46

Total H.B. Fuller	$2,944	$3,058

EBITDA[2]:
North America	$16,099	$20,571
EMEA	4,889	12,289
Latin America	2,156	3,034
Asia Pacific	453	2,316

Total H.B. Fuller	$23,597	$38,210

Operating Margin[1]:
North America	8.2%	10.4%
EMEA	2.4%	9.0%
Latin America	1.6%	3.1%
Asia Pacific	(0.5)%	5.8%

Total H.B. Fuller	4.4%	8.2%

EBITDA Margin[2]:
North America	13.5%	15.3%
EMEA	6.2%	12.0%
Latin America	3.9%	5.3%
Asia Pacific	1.8%	8.0%

Total H.B. Fuller	8.5%	11.8%

Net Revenue Growth:
North America	(11.2)%
EMEA	(23.0)%
Latin America	(2.8)%
Asia Pacific	(13.1)%

Total H.B. Fuller	(13.7)%

H.B. FULLER COMPANY & SUBSIDIARIES

REGULATION G RECONCILIATION

	13 Weeks Ended February 28, 2009	Impairment Adjustments	Adjusted 13 Weeks Ended February 28, 2009
Net revenue	$278,563	$—	$278,563
Cost of sales	(203,564)	—	(203,564)

Gross profit	74,999	—	74,999

Selling, general and administrative expenses	(62,606)	—	(62,606)
Goodwill and other impairment charges	(790)	(790)	—
Other income (loss), net	(1,052)	—	(1,052)
Interest expense	(2,398)	—	(2,398)

Income before income taxes, minority interests and income from equity investments	8,153	(790)	8,943

Income taxes	(3,008)	294	(3,302)

Minority interests in loss of subsidiaries	10	—	10

Income from equity investments	961	—	961

Net Income	$6,116	$(496)	$6,612

Basic income per common share	$0.13	$(0.01)	$0.14

Diluted income per common share	$0.13	$(0.01)	$0.14

Weighted-average common shares outstanding:
Basic	48,288	48,288	48,288
Diluted	48,924	48,924	48,924

[1]	Management evaluates the performance of each of the Company’s operating segments based on operating income, which is defined as gross profit less SG&A expense for the segments
[2]	EBITDA is a non-GAAP financial measure defined on a consolidated basis as gross profit, less SG&A expense, plus depreciation expense, plus amortization expense and defined on a segment basis as operating income, plus depreciation expense, plus amortization expense